                Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
May 11, 2026	NYSE: NGS

Natural Gas Services Group, Inc.
Reports First Quarter 2026 Financial and Operating Results;
Announces Increase in Dividend and Provides Updated 2026 Guidance

SOUTHLAKE, Texas May 11, 2026 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced financial results for the three months ended March 31, 2026.

First Quarter 2026 Highlights
•Rental revenue of $47.1 million for the first quarter of 2026 represents a 21.1% year-over-year increase and a 6.3% sequential increase compared to the fourth quarter of 2025.
•Net income of $6.8 million, or $0.53 per diluted share, for the first quarter of 2026 compared to $4.9 million or $0.38 per diluted share for the first quarter of 2025 and $4.1 million, or $0.32 per diluted share for the fourth quarter of 2025.
•Adjusted EBITDA of $24.3 million for the first quarter of 2026, represents a 25.8% year-over-year increase and a 14.6% increase sequentially.
•Commencing with the dividend payable in the second quarter 2026, the Company is increasing its quarterly dividend from $0.11 to $0.15 per share, representing a 36% increase, in the second quarter 2026 reflecting confidence in the Company's cash generation and long-term outlook.

Management Commentary and Outlook
"NGS delivered an exceptional start to 2026, highlighted by record quarterly rental revenue, adjusted gross margin, adjusted EBITDA, and horsepower utilization." said Justin Jacobs, Chief Executive Officer. "These results reflect disciplined execution in field service and growing demand for large horsepower compression. The increase in our 2026 Adjusted EBITDA guidance and the material increase in the Company's quarterly dividend underscore the strong start to the year as well as our favorable outlook for the balance of 2026."

"During the first quarter, we added approximately 17,000 horsepower to the fleet, all of which was large horsepower equipment and a majority of which was electric motor drive. These additions reinforce our continued focus on high-return, longer contract duration large horsepower applications, and we remain committed to deploying at least 50,000 horsepower during 2026."

"Looking ahead, market fundamentals remain constructive. Recent customer commentary indicating improving oil production sentiment combined with midstream infrastructure build out to support increased natural gas production should drive material incremental demand for compression."

"NGS remains well positioned to capture a disproportionate share of this growth given our advanced technology, the quality of our fleet, and the strength of our service team. We remain disciplined in our capital allocation framework as we continue to invest in organic fleet expansion, evaluate accretive M&A opportunities, and look to increase return of capital to shareholders. Our leverage at quarter end is the lowest of the public comparable set—we maintain great flexibility to invest in growth and drive value for our shareholders."

                Exhibit 99.1

Corporate Guidance — 2026 Outlook
The Company now expects 2026 Adjusted EBITDA of $92.5 million to $97.5 million, compared to prior guidance of $90.5 to $95.5 million. The updated guidance reflects strong first quarter performance, high utilization, and contracted fleet expansion balanced with expectations for inflationary pressures in the remainder of 2026.

Outlook
FY 2026 Adjusted EBITDA	$92.5 million - $97.5 million
FY 2026 Growth Capital Expenditures	$55.0 million - $70.0 million
FY 2026 Maintenance Capital Expenditures	$15.0 million - $18.0 million

The outlook for capital expenditures remains unchanged from last quarter. Growth capital expenditures for 2026 are expected in the range of $55 million to $70 million, reflecting continued investment in large horsepower compression units supported by multi-year customer contracts. Maintenance capital expenditures for 2026 are expected in the range of $15 million to $18 million consistent with the size, age, and operating profile of the Company's fleet.
Consistent with prior periods, the Company remains committed to disciplined capital allocation and investing in assets that generate attractive long-term returns for shareholders. The company's balance sheet and liquidity position provide flexibility to fund organic fleet expansion, evaluate strategic and accretive M&A opportunities, and continue returning capital to shareholders.
2026 First Quarter Financial Results
Revenue: Total revenue for the three months ended March 31, 2026, increased 17.1% to $48.5 million from $41.4 million for the three months ended March 31, 2025. This increase was primarily attributable to higher rental revenues for the comparable periods. Rental revenue increased 6.3% to $47.1 million from $44.3 million in the fourth quarter of 2025 driven by contracted fleet expansion and continued pricing strength across the company's fleet. As of March 31, 2026, we had 574,969 rented horsepower (1,243 utilized units) compared to 492,679 horsepower (1,202 utilized units) as of March 31, 2025, reflecting a 16.7% increase in total utilized horsepower.
Gross Margins and Adjusted Gross Margins: Total gross margins, including depreciation expense increased to $20.1 million for the three months ended March 31, 2026, compared to $15.7 million for the same period in 2025. Total adjusted gross margin, exclusive of depreciation expense, increased to $30.2 million for the three months ended March 31, 2026, compared to $24.3 million for the same period in 2025. For a reconciliation of Gross Margin, see Non-GAAP Financial Measures – Adjusted Gross Margin, below.
Operating Income: Operating income for the three months ended March 31, 2026, was $13.1 million compared to operating income of $9.5 million for the comparable 2025 period.
Net Income: Net income for the three months ended March 31, 2026, was $6.8 million, or $0.53 per diluted share, compared to net income of $4.9 million, or $0.38 per diluted share, for the comparable 2025 period and $4.1 million, or $0.32 per diluted share for the three months ended December 31, 2025. The year-over-year and sequential increases in net income were driven by the increases in rental revenue and the associated gross margin impact, partially offset by higher selling, general and administrative expenses, rental equipment depreciation and interest expense.
Cash Flows: For the three months ended March 31, 2026, cash flows provided by operating activities were $23.0 million, while cash flows used in investing activities were $15.2 million. This compares to cash flows from operating activities of $21.3 million and cash flows used in investing activities of $19.3 million for the comparable three-month period in 2025.
Adjusted EBITDA: Adjusted EBITDA increased 25.8% to $24.3 million for the three months ended March 31, 2026, from $19.3 million for the same period in 2025. The increase was primarily attributable to higher rental revenue and rental adjusted gross margin. Sequentially, Adjusted EBITDA increased 14.6% when compared to $21.2 million for the three months ended December 31, 2025.
Debt: Outstanding debt on our revolving credit facility as of December 31, 2025, was $226.0 million. Our leverage ratio as of March 31, 2026, was 2.33x and our fixed charge coverage ratio was 3.32x. The Company is in compliance with all terms, conditions and covenants of the credit agreement.

                Exhibit 99.1

Selected data: The tables below show revenue by product line, gross margin and adjusted gross margin for the trailing five quarters. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenues
	Three months ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
	(in thousands)
Rental	$38,910	$39,580	$41,502	$44,334	$47,115
Sales	1,927	750	471	844	491
Aftermarket services	546	1,052	1,428	971	861
Total	$41,383	$41,382	$43,401	$46,149	$48,467

	Gross Margin
	Three months ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
	(in thousands)
Rental	$15,634	$15,294	$16,508	$16,346	$19,991
Sales	(181)	(254)	(75)	(134)	(250)
Aftermarket services	264	310	244	283	342
Total	$15,717	$15,350	$16,677	$16,495	$20,083

	Adjusted Gross Margin (1)
	Three months ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
	(in thousands)
Rental	$24,070	$24,052	$25,532	$25,940	$30,025
Sales	(89)	(161)	23	(14)	(133)
Aftermarket services	275	332	273	304	356
Total	$24,256	$24,223	$25,828	$26,230	$30,248

	Adjusted Gross Margin %
	Three months ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Rental	61.9%	60.8%	61.5%	58.5%	63.7%
Sales	(4.6)%	(21.5)%	4.9%	(1.7)%	(27.1)%
Aftermarket services	50.4%	31.6%	19.1%	31.3%	41.3%
Total	58.6%	58.5%	59.5%	56.8%	62.4%

	Operating Statistics (at end of period):
	Three months ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Horsepower Utilized	492,679	498,651	526,015	562,676	574,969
Total Horsepower	603,391	596,322	625,686	662,542	661,872
Horsepower Utilization	81.7%	83.6%	84.1%	84.9%	86.9%

Units Utilized	1,202	1,198	1,235	1,245	1,243
Total Units	1,916	1,833	1,891	1,914	1,801
Unit Utilization	62.7%	65.4%	65.3%	65.0%	69.0%
(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

                Exhibit 99.1

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less costs of revenues (excluding depreciation and amortization expense). Adjusted Gross Margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and costs (excluding depreciation and amortization expense), which are key components of our operations. Adjusted Gross Margin differs from gross margin, in that gross margin includes depreciation and amortization expense. We believe Adjusted Gross Margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation and amortization expense does not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. Rather, depreciation and amortization expense reflects the systematic allocation of historical property and equipment costs over their estimated useful lives.

Adjusted Gross Margin has certain material limitations associated with its use as compared to gross margin. These limitations are primarily due to the exclusion of depreciation and amortization expense, which is material to our results of operations. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and our ability to generate revenue. In order to compensate for these limitations, management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance. As an indicator of our operating performance, Adjusted Gross Margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Our Adjusted Gross Margin may not be comparable to a similarly titled measure of another company because other entities may not calculate Adjusted Gross Margin in the same manner.

The following table calculates our gross margin, the most directly comparable GAAP financial measure, and reconciles it to Adjusted Gross Margin:

	Three months ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
	(in thousands)
Total revenue	$41,383	$41,382	$43,401	$46,149	$48,467
Costs of revenue, exclusive of depreciation	(17,127)	(17,159)	(17,573)	(19,919)	(18,219)
Depreciation allocable to costs of revenue	(8,539)	(8,873)	(9,151)	(9,735)	(10,165)
Gross margin	15,717	15,350	16,677	16,495	20,083
Depreciation allocable to costs of revenue	8,539	8,873	9,151	9,735	10,165
Adjusted Gross Margin	$24,256	$24,223	$25,828	$26,230	$30,248

                Exhibit 99.1

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” is a non-GAAP financial measure that we define as net income (loss) before interest, taxes, depreciation and amortization, as well as an increase in inventory allowance, impairments, retirement of rental equipment, nonrecurring restructuring charges including severance and non-cash equity-classified stock-based compensation expenses. This term, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because: (i) it is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of Adjusted EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; (ii) it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating structure; and (iii) it is used by our management for various purposes, including as a measure of operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows: (i) Adjusted EBITDA does not reflect all our cash expenditures, future requirements for capital expenditures, or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (iii) Adjusted EBITDA does not reflect the cash requirements necessary to service interest or principal payments on our debt and finance leases; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any capital expenditures for such replacements.
The following tables reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
	(in thousands)
Net income	$4,854	$5,188	$5,784	$4,102	$6,763
Interest expense	3,170	3,243	3,414	3,738	4,028
Interest income	—	—	—	(2,444)	—
Income tax expense	1,482	1,597	1,779	1,745	2,156
Depreciation and amortization	8,636	8,969	9,249	9,802	10,325
Impairments	—	—	—	2,600	—
Inventory allowance	61	—	—	1,053	—
Retirement of rental equipment	728	—	—	—	412
Severance and restructuring charges	—	89	—	—	—
Stock-based compensation	359	579	612	576	579
Adjusted EBITDA	$19,290	$19,665	$20,838	$21,172	$24,263

Conference Call Details: The Company will host a conference call to review its third-quarter results on Tuesday, May 12, 2026 at 8:30 a.m. (EST), 7:30 a.m. (CST). To join the conference call, kindly access the Investor Relations section of our website at www.ngsgi.com or dial in at (800) 550-9745 and enter conference ID 167298 at least five minutes prior to the scheduled start time. Please note that using the provided dial-in number is necessary for participation in the Q&A section of the call. A recording of the conference will be made available on our Company's website following its conclusion. Thank you for your interest in our Company's updates.

About Natural Gas Services Group, Inc. (NGS): Natural Gas Services Group is a leading provider of natural gas and electric compression equipment, technology and services to the energy industry. The Company rents, designs, installs, services and maintains natural gas and electric compressors for oil and natural gas production and processing facilities, generally using equipment from third-party fabricators and OEM suppliers along with limited in-house assembly. The Company is headquartered in Southlake, Texas, with administrative offices in Midland, Texas, an assembly facility located in Tulsa, Oklahoma, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

                Exhibit 99.1

Forward-Looking Statements
Certain statements herein (and oral statements made regarding the subjects of this release) constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “could,” “may,” “will,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions.
These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to EBITDA growth, projected capital expenditures; returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, and the ability of the Company to capitalize on any potential opportunities.
While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to:
•conditions in the oil and gas industry, including the supply and demand for oil and gas and volatility in the prices of oil and gas;
•changes in general economic and financial conditions, inflationary pressures, the potential for economic recession in the U.S., tariffs and trade restrictions, including the imposition of new and higher tariffs on imported goods and retaliatory tariffs implemented by other countries on U.S. goods, and the potential effects on our financial condition, results of operations and cash flows;
•our reliance on major customers;
•failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition;
•our inability to achieve increased utilization of assets, including rental fleet utilization and monetizing other non-cash balance sheet assets;
•failure of our customers to continue to rent equipment after expiration of the primary rental term;
•our ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations;
•failure to achieve accretive financial results in connection with any acquisitions we may make;
•fluctuations in interest rates;
•our ability to make dividends, distributions and share repurchases;
•changes in regulation or prohibition of new or current well completion techniques;
•competition among the various providers of compression services and products;
•changes in safety, health and environmental regulations;
•changes in economic or political conditions in the markets in which we operate;
•the inherent risks associated with our operations, such as equipment defects, malfunctions, natural disasters and adverse changes in customer, employee and supplier relationships;
•our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our debt;
•inability to finance our future capital requirements and availability of financing;
•cybersecurity threats, including increased use of artificial intelligence and other emerging technologies;
•capacity availability, costs and performance of our outsourced compressor fabrication providers and overall inflationary pressures;
•impacts of world events, such as acts of terrorism, the conflicts in Iran, Ukraine, Venezuela and in the greater Middle East, and significant economic disruptions and adverse consequences resulting from possible long-term effects of potential pandemics and other public health crises; and
•general economic conditions.

In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For More Information, Contact:
Glenn Wiener, Investor Relations
(432) 262-2700
IR@ngsgi.com
www.ngsgi.com

                Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)
	March 31, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$2,311	$—
Trade accounts receivable, net of provision for credit losses	22,950	18,497
Inventory, net of allowance for obsolescence	21,780	20,647
Income taxes receivable and prepayments	1,690	14,056
Prepaid expenses and other	3,352	1,696
Assets held for sale	10,986	2,227
Total current assets	63,069	57,123
Long-term inventory, net of allowance for obsolescence	—	—
Rental equipment, net of accumulated depreciation	503,027	498,525
Property and equipment, net of accumulated depreciation	11,994	20,519
Other assets	10,825	10,619
Total assets	$588,915	$586,786
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,486	$14,048
Accrued liabilities	11,848	10,462
Total current liabilities	23,334	24,510
Long-term debt	226,000	230,000
Deferred income taxes	54,653	52,530
Other long-term liabilities	4,394	5,030
Total liabilities	308,381	312,070
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,907 and 13,883 shares issued, respectively	139	138
Additional paid-in capital	121,261	120,811
Retained earnings	174,138	168,771
Treasury shares, at cost, 1,310 shares for each of the periods presented, respectively	(15,004)	(15,004)
Total stockholders’ equity	280,534	274,716
Total liabilities and stockholders’ equity	$588,915	$586,786

                Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)
	Three months ended
	March 31,
	2026	2025
Revenue:
Rental	$47,115	$38,910
Sales	491	1,927
Aftermarket services	861	546
Total revenue	48,467	41,383
Cost of revenues (excluding depreciation and amortization):
Rental	17,090	14,840
Sales	624	2,016
Aftermarket services	505	271
Total cost of revenues (excluding depreciation and amortization)	18,219	17,127
Selling, general and administrative expenses	6,508	5,378
Depreciation and amortization	10,325	8,636
Inventory allowance	—	61
Retirement of rental equipment	412	728
Gain on disposition of assets, net	(70)	(54)
Total operating costs and expenses	35,394	31,876
Operating income	13,073	9,507
Other income (expense):
Interest expense	(4,028)	(3,170)
Other income (expense), net	(126)	(1)
Total other expense, net	(4,154)	(3,171)
Income before income taxes	8,919	6,336
Provision for income taxes	(2,156)	(1,482)
Net income	$6,763	$4,854
Earnings per share:
Basic	$0.54	$0.39
Diluted	$0.53	$0.38
Weighted average shares outstanding:
Basic	12,584	12,462
Diluted	12,746	12,611

                Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended
	March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,763	$4,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,325	8,636
Inventory allowance	—	61
Retirement of rental equipment	412	728
Gain on the disposition of assets, net	(70)	(54)
Amortization of debt issuance costs	325	212
Deferred income taxes	2,123	1,450
Stock-based compensation	579	359
Provision for credit losses	88	208
(Gain) loss on company owned life insurance	125	17
Changes in operating assets and liabilities:
Trade accounts receivables	(4,541)	3
Inventory	(1,133)	647
Prepaid expenses, income taxes receivable and prepayments	10,710	64
Accounts payable and accrued liabilities	(1,380)	4,617
Other	(1,291)	(535)
NET CASH PROVIDED BY OPERATING ACTIVITIES	23,035	21,267
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(15,247)	(19,256)
Proceeds from disposition of assets, net	37	—
NET CASH USED IN INVESTING ACTIVITIES	(15,210)	(19,256)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	9,000	6,000
Repayments of credit facility borrowings	(13,000)	(8,000)
Payments of debt issuance costs	(1)	—
Proceeds from exercise of stock options	67	—
Payment of dividends	(1,385)	—
Taxes paid related to net share settlement of equity awards	(195)	(6)
NET CASH PROVIDED BY FINANCING ACTIVITIES	(5,514)	(2,006)
NET CHANGE IN CASH AND CASH EQUIVALENTS	2,311	5
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—	2,142
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,311	$2,147
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$3,653	$2,936
Income taxes paid, net of refunds received	$(10,196)	$16
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Transfer of property and equipment to assets held for sale	$8,759	$—
Accrued purchases of property and equipment	$228	$524